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                                 EXHIBIT 21.1


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                          SUBSIDIARIES OF FOSSIL, INC.
                             AS OF DECEMBER 31, 1996

                                 PLACE OF                                  PERCENT
NAME OF SUBSIDIARY            INCORPORATION       PARENT COMPANY          OWNERSHIP
-----------------------------------------------------------------------------------
Fossil Intermediate, Inc.        Delaware          Fossil, Inc.              100

Fossil Stores I, Inc.            Delaware          Fossil, Inc.              100

Fossil New York, Inc.            Delaware          Fossil, Inc.              100

Arrow Merchandising, Inc.        Texas             Fossil, Inc.              100

Fossil East Limited              Hong Kong         Fossil, Inc.              100

Fossil Europe B.V.               The Netherlands   Fossil, Inc.              100

Fossil Japan, K.K.               Japan             Fossil, Inc.               81

Fossil Trust                     Delaware          Fossil Intemediate, Inc.  100

Fossil Stores II, Inc.           Delaware          Fossil Stores I, Inc.     100

Newtime, Ltd.                    Hong Kong         Fossil East, Ltd.         100

Pulse Time Center Company, Ltd.  Hong Kong         Fossil East, Ltd.          60

Amazing Time, Ltd.               Hong Kong         Fossil East, Ltd.          65

Trylink International, Ltd.      Hong Kong         Fossil East, Ltd.          51

Fossil Europe GmbH               Germany           Fossil Europe B.V.        100

Fossil Italia, S.r.l.            Italy             Fossil Europe B.V.         60

Fossil France Eurl, S.a.r.l.     France            Fossil Europe B.V.        100

Fossil (U.K.) Ltd.               England           Fossil Europe B.V.        100

Fossil Spain, S.A.               Spain             Fossil Europe B.V.        100